STEMCELLS, INC. REPORTS SECOND QUARTER 2012 FINANCIAL RESULTS
AND PROVIDES BUSINESS UPDATE

NEWARK, CA (August 2, 2012) – StemCells, Inc. (NASDAQ: STEM), a leading stem cell company developing and commercializing novel cell-based therapeutics and tools for use in stem cell-based research and drug discovery, today reported financial results for the second quarter ended June 30, 2012 and provided a business update.

“We continue to be encouraged by our progress in developing cell-based therapeutics for a broad array of disorders affecting the central nervous system,” said Martin McGlynn, President and CEO of StemCells, Inc. “We have already reported top line results from our Phase I PMD trial and I am pleased to report that the manuscript with the complete PMD trial data is under peer review for publication by a top tier journal.

Our other clinical development efforts also continue to advance. We recently reported interim safety data from our chronic spinal cord injury trial, showing that our cells and the procedure have been well tolerated. We have also initiated a Phase I/II trial in dry AMD and look forward to enrolling our first patients in this study soon. Lastly, we recently reported preclinical data showing that our cells restored memory in two animal models relevant to Alzheimer’s disease without having to reduce beta-amyloid or tau burden that are the pathological hallmarks of the disease. Results of this kind underscore the potential of our HuCNS-SC cells to potentially address a number of devastating CNS disorders.

Financially, we aim to do more with less and continue to carefully manage our burn rate. Last week’s decision by CIRM to award us a $20 million disease team award is exciting and welcome. This award will not only provide additional resources, but is also a vote of confidence in our technology, our program and our people. Moving forward, we will continue to generate clinical data from our HuCNS-SC program in a thoughtful, cost effective manner, which is, we believe, the best pathway to grow shareholder value.”

Second Quarter and Recent Business Highlights

•	In March 2012, we presented preliminary evidence of progressive and durable donor-cell derived myelination in all four patients who underwent transplantation with our proprietary HuCNS-SC cells in our Phase I clinical trial for Pelizaeus-Merzbacher disease (PMD), a rare hypo-myelination disorder in children. In addition, clinical assessment revealed measureable gains in motor and/or cognitive function in three of the four patients; the fourth patient remained clinically stable. A summary of the trial results were presented at the 2012 European Leukodystrophy Association (ELA) Families/Scientists Meeting in Paris. A manuscript with the complete trial data is under peer review for publication.

•	In May 2012, we presented data from the first interim safety review of our Phase I/II spinal cord injury clinical trial, which indicated that the surgery, immunosuppression and the HuCNS-SC cell transplants have been well-tolerated. This trial represents the first time that neural stem cells have been transplanted as a potential therapeutic agent for spinal cord injury. A summary of the data was presented at the Interdependence 2012 Global SCI Conference in Vancouver, Canada.

•	In June 2012, we initiated our Phase I/II clinical trial of our HuCNS-SC cells in dry age-related macular degeneration (AMD). AMD is the leading cause of vision loss and blindness in people over 55 years of age, and approximately 30 million people worldwide are afflicted with the disease. Dry AMD is the most common form of the disease and there are no approved treatments for dry AMD. The trial is being conducted at the Retina Foundation of the Southwest’s (RFSW) Anderson Vision Research Center in Dallas, Texas, one of the leading independent vision research centers in the United States.

•	In July 2012, we presented preclinical data demonstrating that our proprietary human neural stem cells restored memory and enhanced synaptic function in two animal models relevant to Alzheimer’s disease. HuCNS-SC cells were transplanted into a specific region of the brain, the hippocampus. Hippocampal synaptic density is reduced in Alzheimer’s disease and correlates with memory loss. Specifically, the researchers observed increased synaptic density and improved memory in animals transplanted with the cells. Importantly, these results did not require reduction in beta-amyloid or tau that accumulate in the brains of patients with Alzheimer’s disease and account for the pathological hallmarks of the disease. The data was presented at the Alzheimer’s Association International Conference 2012 in Vancouver, Canada.

•	In July 2012, the California Institute for Regenerative Medicine (CIRM) approved an award to us and our collaborators for up to a $20 million under CIRM’s Disease Team Therapy Development Award program (RFA 10-05). The award is to fund preclinical development of our HuCNS-SC cells as a potential treatment for cervical spinal cord injury. The award will provide funding over a maximum four-year period, with the goal of filing an investigational new drug (IND) application for cervical spinal cord injury within that time.

•	In July 2012, the Japan Patent Office granted us Patent Number 5007003, titled “Enriched Central Nervous System Stem Cell and Progenitor Cell Populations, and Methods for Identifying, Isolating and Enriching for Such Populations.” The patent broadly covers the prospective isolation and enrichment of neural stem and progenitor cells using antibody selection, as well as the use of these cells to treat disorders of the central nervous system. Some of the more noteworthy claims in this patent include methods for isolating human neural stem cells, as well as compositions of matter comprising enriched neural stem cells, such as our proprietary HuCNS-SC cells, and the use of enriched neural stem cells as a medicament for the treatment of neurodegenerative diseases, acute brain injury and dysfunction of the central nervous system. The term of this patent extends into 2020.

•	In July 2012, we regained compliance with both the minimum shareholders’ equity and minimum bid price requirements for the continued listing of our shares of common stock on the Nasdaq Capital Market.

Second Quarter Financial Results

•	Operating Expenses down 24%

•	Revenue from product sales up 14%

•	Pro forma cash balance $18.2 million

•	Anticipated 2012 cash burn $18-$20 million

•	CIRM approves $20 million cervical spinal cord disease team award

Revenue from product sales increased 14% to $211,000 in the second quarter of 2012 compared to the same period of 2011 as our SC Proven media and reagents business continued to see increased unit volume. Total revenue in the second quarter of 2012 was $249,000, compared to $234,000 in the same period of 2011.

Our operating expenses decreased 24% to $5,535,000 in the second quarter of 2012 compared to the same quarter of 2011. Research and development expenses were 26% lower, and selling, general and administrative expenses were 16% lower, compared to the second quarter of 2011. The significant reduction in operating expenses was primarily attributable to continuing tight cost controls and a number of measures taken last year to reduce infrastructure and overhead costs, including a reduction in workforce implemented in May 2011.

Other income in the second quarter of 2012 was $6,184,000, compared to $3,055,000 in the second quarter of 2011. This increase was primarily due to a decrease in the estimated fair value of warrant liability. Our outstanding warrants are classified as a liability, with subsequent changes in the estimated fair value recorded as income or loss.

Loss from operations in the second quarter of 2012 was $5,350,000, a 25% decrease compared to the same period in 2011. Net income for the quarter was $834,000, or $0.03 per share, compared with a net loss of $4,035,000, or $(0.29) per share, for the second quarter of 2011.

Net cash used in operating activities for the quarter was $5,084,000. For the first six months of 2012, net cash used in operating activities was $10,715,000, which was 18% lower than the same period in 2011.

At June 30, 2012, pro forma cash, cash equivalents and marketable debt securities totaled $18,162,000. This total includes $9,259,000 in net proceeds from the exercise of Series A Warrants and the sale of shares of common stock subsequent to the end of the second quarter.

Conference Call

StemCells will host a live conference call and webcast today, August 2, at 4:30 PM Eastern Time (1:30 PM Pacific Time) to discuss its financial results and recent business activities. Interested parties are invited to listen to the call over the Internet via the Investors section of the Company’s website at http://investor.stemcellsinc.com/phoenix.zhtml?c=86230&p=irol-irhome. An archived version of the webcast will be available for replay on the Company’s website beginning approximately two hours following the conclusion of the live call and continuing for a period of 30 days.

About StemCells, Inc.

StemCells, Inc. is engaged in the research, development, and commercialization of cell-based therapeutics and tools for use in stem cell-based research and drug discovery. The Company’s lead therapeutic product candidate, HuCNS-SC® cells (purified human neural stem cells), is currently in development as a potential treatment for a broad range of central nervous system disorders.  In a Phase I clinical trial in Pelizaeus-Merzbacher disease (PMD), a fatal myelination disorder in children, the Company has shown preliminary evidence of progressive and durable donor-derived myelination in all four patients transplanted with HuCNS-SC cells. The Company is also conducting a Phase I/II clinical trial in chronic spinal cord injury in Switzerland and has reported positive interim safety data for the first patient cohort. The Company has also initiated a Phase I/II clinical trial in dry age-related macular degeneration (AMD), and is pursuing preclinical studies in Alzheimer’s disease.  StemCells also markets stem cell research products, including media and reagents, under the SC Proven® brand. Further information about StemCells is available at http://www.stemcellsinc.com.

Apart from statements of historical fact, the text of this press release constitutes forward-looking statements within the meaning of the U.S. securities laws, and is subject to the safe harbors created therein. These statements include, but are not limited to, statements regarding the future business operations of StemCells, Inc. (the “Company”); the potential for the Company’s HuCNS-SC cells to treat a broad array of disorders affecting the central nervous system (CNS), such as spinal cord injury and age related macular degeneration; the timing and prospect for detecting a clinical benefit from the use of HuCNS-SC cells in CNS diseases such as Alzheimer’s; the Company’s ability to secure in 2012 funding from the California Institute of Regenerative Medicine; and the Company’s ability to continue generating clinical data while reducing operating expenses. These forward-looking statements speak only as of the date of this news release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties to which the Company is subject, including uncertainties with respect to the fact that additional trials will be required to confirm the safety and demonstrate the efficacy of HuCNS-SC cells for the treatment of any disease or disorder; uncertainties about whether myelination formed by donor cells, if any, will have any biologic effect; risks whether the FDA, other applicable regulatory agencies or institutional review boards will permit the Company to initiate or continue clinical testing in any disease or disorder; uncertainties regarding the potential for the Company to grow its SC Proven business; uncertainties regarding the Company’s ability to obtain the increased capital resources needed to continue its current and planned operations; uncertainties about the Company’s ability to secure funding from any governmental agency, such as the California Institute of Regenerative Medicine; uncertainty as to whether HuCNS-SC cells and any products that may be generated in the future in the Company’s cell-based programs will prove safe and clinically effective and not cause tumors or other adverse side effects; uncertainties regarding whether results in preclinical research in animals will be indicative of future clinical results in humans; uncertainties regarding the Company’s manufacturing capabilities given its increasing preclinical and clinical commitments; uncertainties regarding the validity and enforceability of the Company’s patents; and other factors that are described under the heading “Risk Factors” disclosed in Part I, Item 1A in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and in its subsequent reports on Form 10-Q and Form 8-K.

CONTACT:

Rodney Young
StemCells, Inc.
Chief Financial Officer
(510) 456-4128

Ian Stone
Russo Partners
(619) 308-6541

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StemCells, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Three months ended		Six months ended
	June 30		June 30
	2012	2011	2012	2011
Revenue:
Revenue from licensing agreements and grants	$38	$49	$411	$122
Revenue from product sales	211	185	482	334

Total revenue	249	234	893	456
Cost of product sales	64	52	136	107

Gross profit	185	182	757	349

Operating expenses:
Research and development	3,749	5,054	7,687	10,580
Selling, general and administrative	1,776	2,103	3,700	4,179
Wind-down expenses	10	115	45	190

Total operating expenses	5,535	7,272	11,432	14,949

Loss from operations	(5,350)	(7,090)	(10,675)	(14,600)

Other income (expense):
Change in fair value of warrant liability	6,206	3,020	1,265	4,803
Realized gain on sale of marketable securities	—	84	—	84
Interest income (expense), net	(11)	(13)	(22)	(32)
Other income (expense), net	(11)	(36)	36	(37)

Total other income (expense), net	6,184	3,055	1,279	4,818

Net income (loss)	$834	$(4,035)	$(9,396)	$(9,782)

Basic and diluted net loss per share	$0.03	$(0.29)	$(0.39)	$(0.71)

Weighted average number of common shares outstanding, basic and diluted*	24,806,769	13,802,372	23,882,634	13,741,481

• Adjusted for 1 for 10 reverse stock split

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StemCells, Inc.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	June 30, 2012	December 31, 2011
	(unaudited)	(unaudited)
ASSETS:
Current Assets:
Cash & cash equivalents	$7,203	$13,311
Marketable securities	1,700	3,281
Other current assets	1,506	796

Total current assets	10,409	17,388
Property, plant and equipment, net	1,683	2,055
Goodwill and other intangible assets, net	3,811	3,906
Other assets, non-current	1,051	1,856

Total assets	$16,954	$25,205

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities	4,277	5,653
Fair value of warrant liability	5,396	6,042
Other non-current liabilities	1,916	2,785
Stockholders’ equity	5,365	10,725

Total liabilities and stockholders’ equity	$16,954	$25,205

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